CytoSorbents Strengthens Balance Sheet through Convertible Note

Monmouth Junction, NJ – (February 13, 2012) – CytoSorbents Corporation (OTCBB:CTSO), a critical care focused company using blood purification to treat life-threatening illnesses, announced that it has raised $700,000 from existing investors under a convertible note. The convertible note has a 1-year term, yielding 8% interest, whose principal and interest automatically converts into common stock at $0.15 per share upon maturity, or upon election by the noteholder. Investors will also receive 25% warrant coverage, exercisable at $0.175 per share. There are no anti-dilution provisions and no cash payment is required.

Dr. Phillip Chan, Chief Executive Officer commented, “This at-the-market financing, along with our previously announced funding agreement with Lincoln Park Capital, is part of a larger strategy to help fund the Company’s expansion this year, with a CytoSorb™ market launch in Germany planned for this Spring, and further expansion planned into Europe. We are committed to optimizing shareholder value by growing responsibly, and opportunistically leveraging traditional financing with non-dilutive funding sources. We appreciate the ongoing support of all of our investors at this very exciting time for the Company.”

Additional details of the convertible note will be filed in a Form 8-K report.

About CytoSorbents, CytoSorb™, and HemoDefend

CytoSorbents Corporation is a critical care focused therapeutic device company using blood purification to treat life-threatening illnesses. Its purification technology is based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and adsorption. In March 2011, CytoSorb™, the Company’s flagship product, achieved European regulatory approval as an extracorporeal cytokine filter, and can now be sold throughout the European Union (E.U.) under the CE Mark to be used in clinical situations where cytokines are elevated. The goal of CytoSorbTM is to modulate the immune system by removing excessive cytokines, often called “cytokine storm”, in critically-ill patients that can lead to deadly inflammation, multiple organ failure, immune dysfunction, and often death in common illnesses such as sepsis, trauma, burn injury, acute respiratory distress syndrome, and pancreatitis. CytoSorb™ has demonstrated statistically significant reductions in mortality in septic patients at high risk of death and is now available for sale in Germany for the treatment of critical care illnesses under a controlled market release, with a planned broad product launch in Germany anticipated for the first half of 2012 and availability in other E.U. countries, assuming adequate and timely funding, and continued positive results from our clinical studies. HemoDefend is a development-stage blood purification technology platform for the blood transfusion industry intended to reduce transfusion reactions and safeguard the quality and safety of blood products. The HemoDefend technology utilizes the Company’s polymer bead technology to remove many substances, such as antibodies, free hemoglobin and inflammatory mediators, that can cause potentially serious and sometimes fatal transfusion reactions. CytoSorb™ and HemoDefend are just two of a number of different resins the Company has designed for various medical applications, including improved dialysis, the potential treatment of inflammatory and autoimmune disorders, rhabdomyolysis in trauma, removal of chemotherapy drugs during treatment of cancer with high dose regional chemotherapy, drug detoxification, and others. Additional information is available for download on the Company's website: www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and additional CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on March 31, 2011, which is available at http://www.sec.gov.

SOURCE: CytoSorbents Corporation

Contact:

CytoSorbents Corporation

David Lamadrid

Chief Financial Officer
(732) 329-8885 ext. 816
DavidL@cytosorbents.com